===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                MGM GRAND, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                                MGM GRAND, INC.
              3799 Las Vegas Blvd. South, Las Vegas, Nevada 89109
                               ----------------
                     NOTICE OF ANNUAL MEETING TO BE HELD ON
                                  May 4, 1999
                               ----------------
To the Stockholders:

  The Annual Meeting of Stockholders of MGM Grand, Inc., a Delaware corporation (the "Company"), will be held at MGM Grand Hotel, 3799 Las Vegas Blvd. South, Las Vegas, Nevada, on May 4, 1999, at 10:00 a.m., for the following purposes:

    1. To elect a Board of Directors.

    2. To consider and act upon an amendment to the Company's 1997 Non-Qualified and Incentive stock option plans.

    3. To consider and act upon the ratification of the selection of independent auditors.

    4. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Stockholders of record at the close of business on March 11, 1999 are entitled to notice of and to vote at the meeting. A list of such stockholders will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, at the Company's executive offices, located at 3799 Las Vegas Blvd. South, Las Vegas, Nevada 89109, for a period of 10 days prior to the meeting date.

                      By Order of the Board of Directors,

/s/ Alex Yemenidjian                        /s/ J. Terrence Lanni
Alex Yemenidjian                            J. Terrence Lanni
President and Chief Operating Officer       Chairman and Chief Executive Officer

March 31, 1999

                 PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY.
 Use the enclosed envelope which requires no postage for mailing in the United
                                    States.
__________________________________________________
                 MGM GRAND, INC.                  |
       STOCKHOLDER MEETING ADMISSION TICKET       |
       ------------------------------------       |   NOTE: PLEASE CLIP AND
       ------------------------------------       |   BRING THE STOCKHOLDER
      TIME:            10:00 A.M.                 |   MEETING ADMISSION
      DATE:            May 4, 1999                |   TICKET. NO ADMISSION
      LOCATION:        MGM GRAND HOTEL & CASINO   |   WILL BE ALLOWED WITHOUT
                       Grand Theatre              |   THIS TICKET.
                       3799 Las Vegas Blvd. South |
                       Las Vegas, Nevada 89109    |
 STOCKHOLDER NAME:________________________________|
 [_] WITH SPOUSE              [_] WITHOUT SPOUSE  |
 STOCKHOLDER ADDRESS:_____________________________|
                                                  |
                     _____________________________|
 (PLEASE PRINT)                                   |
__________________________________________________|

                                MGM GRAND, INC.
                          3799 Las Vegas Blvd. South
                            Las Vegas, Nevada 89109

                               ----------------

                                PROXY STATEMENT
                                March 31, 1999

                               ----------------

  The form of proxy accompanying this Proxy Statement and the persons named therein as proxies have been approved by the Board of Directors of the Company, and this solicitation is made on behalf of the Board of Directors of the Company. Any proxy given pursuant to this solicitation is revocable by the communication of such revocation in writing to the Secretary of the Company at any time prior to the exercise thereof, and any person executing a proxy, if in attendance at the meeting, may vote in person instead of by proxy. All shares represented by properly executed proxies will, unless such proxies have previously been revoked, be voted at the meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted in favor of the nominees for the Board of Directors listed in this Proxy Statement and in favor of Proposals 2 and 3 as described herein.

  Matters to be considered and acted upon at the meeting are set forth in the Notice of Annual Meeting accompanying this Proxy Statement and are more fully outlined herein. This Proxy Statement was first mailed to stockholders on or about March 31, 1999.

  The authorized capital stock of the Company presently consists of 75,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock"). At the close of business on March 11, 1999, the record date for determining stockholders entitled to vote at the meeting, 61,758,829 shares of Common Stock were outstanding and entitled to vote at the meeting. Each stockholder is entitled to one vote for each share held of record on that date on all matters which may come before the meeting.

  The affirmative vote of a plurality of the votes cast at the meeting will be required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. For each other item to be acted upon at the meeting, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum, will not be voted. Accordingly, an abstention will have the same effect as a vote cast against the matter.

  In accordance with the rules of the New York Stock Exchange, brokers and nominees may be precluded from exercising their voting discretion with respect to certain matters to be acted upon (e.g., any proposal which would substantially affect the rights or privileges of the Common Stock) and thus, in the absence of specific instructions from the beneficial owner of shares, will not be empowered to vote the shares on such matters. A broker non-vote will not be counted in determining the number of shares necessary for approval of the proposals. Shares represented by such broker non-votes will, however, be counted for purposes of determining whether there is a quorum. None of the three matters to be brought before the meeting are considered to substantially affect the rights or privileges of the Common Stock.

  Shown below is certain information as of March 11, 1999 with respect to beneficial ownership (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") of shares of Common Stock by the only person or entities known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, by the Named Executives, as defined under "Executive Compensation" and by all directors and executive officers of the Company as a group who held office as of the date of this Proxy Statement.

                                               Amount
                                            Beneficially         Percent of
   Name and Address(1)                        Owned(2)             Class
   -------------------                      ------------         ----------
   Kirk Kerkorian                            38,005,122(3)         59.98%
   150 S. Rodeo Drive, #250
   Beverly Hills, CA 90212

   J. Terrence Lanni                          1,035,015(4)          1.63%

   Alex Yemenidjian                             430,000(4)            --%*

   Daniel Wade                                   89,300(4)            --%*

   James J. Murren                                3,000               --%*

   Scott Langsner                                45,222(4)            --%*

   Capital Research and Management Company    3,650,000(5)          5.76%
   333 South Hope Street
   Los Angeles, CA 90071

   All directors and executive officers      39,751,189(3)(4)(6)   62.74%
    as a group (16 persons)

--------
 * Less than one percent (1%)

(1) Unless otherwise indicated, the address for the persons listed is 3799 Las Vegas Blvd. South, Las Vegas, Nevada 89109.

(2) Except as otherwise indicated and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(3) Of these shares, 34,110,716 are held by Tracinda Corporation ("Tracinda"), a Nevada corporation wholly owned by Mr. Kerkorian.

(4) Included in these amounts are 1,000,000 shares, 390,000 shares, 89,000 shares, and 41,000 shares subject to stock options exercisable on or prior to May 11, 1999 held by Messrs. Lanni, Yemenidjian, Wade, and Langsner, respectively, and 907 shares held in Mr. Langsner's 401(k) Savings Plan.

(5) Based upon a Schedule 13G, dated December 31, 1998, filed by Capital Research and Management Company, an investment advisor under the Investment Advisors Act of 1940, which is deemed to be the beneficial owner of 3,650,000 shares of Common Stock as a result of acting as investment advisor to various investment companies.

(6) Also included are 65,600 shares subject to stock options exercisable on or prior to May 11, 1999, of which seven non-employee directors hold 2,200 shares each (see "Election of Directors"), and one non-employee director holds 50,200 shares.

  As indicated above, Mr. Kerkorian beneficially owns over 50% of the currently outstanding shares of Common Stock. Mr. Kerkorian intends to vote his shares of Common Stock in favor of the nominees for the Board of Directors listed in the Proxy Statement. Since the holders of Common Stock do not have cumulative voting rights and since Mr. Kerkorian's shares represent more than 50% of the shares to be voted at the meeting, Mr. Kerkorian will be able to elect the entire Board of Directors. Mr. Kerkorian also intends to vote his shares in favor of Proposals 2 and 3, and Mr. Kerkorian's vote will be sufficient to cause adoption of Proposals 2 and 3.

                             ELECTION OF DIRECTORS

                                Proposal No. 1

Information Concerning the Nominees

  One of the purposes of the meeting is to elect 13 Directors, each of whom will serve until the next annual meeting of stockholders or until his or her respective successor shall have been elected and qualified or until his or her earlier resignation or removal.

  The table set forth below names each nominee for Director and gives information concerning their principal occupation for at least the past five years, beneficial ownership of Company Common Stock, age as of March 11, 1999 and certain other matters. In the event any of said nominees should be unavailable to serve as Director, which contingency is not presently anticipated, it is the intention of the persons named in the proxies to select and cast their votes for the election of such other person or persons as the Board of Directors may designate.

                                                                   Shares of
                                                         First    Common Stock
                            Principal Occupation and     Became   Beneficially
         Name (age)            Other Directorships     a Director   Owned(1)
 -------------------------- ------------------------   ---------- ------------
 James D. Aljian (66)       Executive of Tracinda         1988       12,600(2)(3)
                            since October 1987.
                            Director of Chrysler
                            Corporation ("Chrysler")
                            from February 1996 to
                            November 1998, and
                            member of Shareholder's
                            Committee of Daimler
                            Chrysler Corporation
                            since November 1998.
                            Director of Metro-
                            Goldwyn-Mayer Inc. ("MGM
                            Inc.") since October
                            1996, of which Tracinda
                            has an approximate 89.6%
                            ownership interest.

 Fred Benninger (82)        Vice Chairman of the          1986       60,200(2)(3)
                            Board of the Company
                            from April 1995 to March
                            1998. Chairman of the
                            Board of the Company
                            from August 1987 to
                            April 1995. President of
                            the Company from August
                            1987 to March 1990, and
                            Chief Executive Officer
                            of the Company from
                            August 1987 to January
                            1991.

 Terry Christensen (58)     Partner, Christensen,         1987        4,200(2)(3)
                            Miller, Fink, Jacobs,
                            Glaser, Weil & Shapiro,
                            LLP, attorneys, Los
                            Angeles, California,
                            since May 1988. Director
                            of GIANT GROUP, LTD.,
                            Rally's Hamburgers, Inc.
                            and Checkers Drive-In
                            Restaurants, Inc.

 Glenn A. Cramer (77)       Director of Transamerica      1992        7,233(2)(3)
                            Corporation from 1968 to
                            April 1994, and Chairman
                            of the Executive
                            Committee of
                            Transamerica Airlines
                            from 1983 to April 1994.

 Willie D. Davis (64)       President and Director        1989        2,700(2)(3)
                            of All-Pro Broadcasting,
                            Inc., an AM and FM radio
                            broadcasting company.
                            Director of MGM Inc.,
                            Sara Lee Corporation, K-
                            Mart Corporation,
                            Johnson Controls, Inc.,
                            Alliance Bank, WICOR,
                            Dow Chemical Company,
                            Rally's Hamburgers,
                            Inc., Strong Fund and
                            Bassett Furniture
                            Company.

                                                                   Shares of
                                                         First    Common Stock
                            Principal Occupation and     Became   Beneficially
         Name (age)            Other Directorships     a Director   Owned(1)
 -------------------------- ------------------------   ---------- ------------
 Alexander M. Haig, Jr.     Chairman of Worldwide         1990          2,400(2)(3)
  (74)                      Associates, Inc., an
                            international business
                            advisory firm. Director
                            of MGM Inc., America
                            Online, Inc.,
                            Interneuron
                            Pharmaceuticals, Inc.
                            and Preferred Employers
                            Holdings, Inc.
                            Consultant to the
                            Company since May 1990.

 Kirk Kerkorian (81)        Chief Executive Officer,      1987     38,005,122(4)
                            President and sole
                            director and stockholder
                            of Tracinda. Director of
                            MGM Inc. since October
                            1996.

 J. Terrence Lanni (56)     Chairman of the Company       1995      1,035,015(2)(3)
                            since July 1995.
                            Chairman of the
                            Executive Committee and
                            Chief Executive Officer
                            of the Company since
                            June 1995. President of
                            the Company from June
                            1995 to July 1995.
                            President and Chief
                            Operating Officer of
                            Caesars World, Inc. from
                            April 1981 to February
                            1995, and a Director
                            from January 1982 to
                            February 1991. Director
                            of Santa Anita
                            Companies. Director of
                            Meditrust Operating
                            Company, a New York
                            Stock Exchange listed
                            real estate investment
                            trust from November 1997
                            to April 1998.

 James J. Murren (37)       Executive Vice President      1998          3,000(2)
                            and Chief Financial
                            Officer of the Company
                            since January 1998.
                            Prior thereto, Managing
                            Director and Co-Director
                            of research for Deutsche
                            Morgan Grenfell ("DMG"),
                            having served DMG in
                            various other capacities
                            since 1984.

 Gary E. Primm (58)         Mr. Primm served as            --       2,967,743(3)
                            Chairman and President
                            of Primadonna Resorts,
                            Inc. from September 1996
                            to March 1999, and Chief
                            Executive Officer and a
                            director from its
                            inception in March 1993
                            to March 1999. Mr. Primm
                            also served as President
                            of Primadonna Resorts,
                            Inc. from its inception
                            in March 1993 to
                            February 1995. Mr. Primm
                            also served as Chairman
                            of the Board of New
                            York-New York Hotel and
                            Casino, LLC from July
                            1995 to March 1999. Mr.
                            Primm is also a director
                            of Primm South Real
                            Estate Company, Ernie
                            Corporation and Dry
                            Lake, Inc.

 Walter M. Sharp (82)       President of Walter M.        1986         31,682(2)(3)
                            Sharp Company (financial
                            consultants) and a
                            consultant to Tracinda.

                                                                   Shares of
                                                         First    Common Stock
                            Principal Occupation and     Became   Beneficially
         Name (age)            Other Directorships     a Director   Owned(1)
 -------------------------- ------------------------   ---------- ------------
 Alex Yemenidjian (43)      President of the Company      1989      430,000(2)(3)
                            since July 1995. Chief
                            Operating Officer of the
                            Company since June 1995.
                            Executive Vice President
                            of the Company from June
                            1992 to July 1995, and
                            Chief Financial Officer
                            of the Company from May
                            1994 to January 1998.
                            Chairman of the
                            Executive Committee of
                            the Company from January
                            1991 to June 1992.
                            President and Chief
                            Operating Officer of the
                            Company from March 1990
                            to January 1991.
                            Executive of Tracinda
                            from January 1990 to
                            January 1997, and since
                            February 1999. Director
                            of MGM Inc. since
                            November 1997.

 Jerome B. York (60)        Vice Chairman of              1995        7,200(2)(3)
                            Tracinda since September
                            1995. Senior Vice
                            President and Chief
                            Financial Officer of IBM
                            Corporation from May
                            1993 to September 1995,
                            and Director of IBM
                            Corporation from January
                            1995 to September 1995.
                            Executive Vice President
                            Finance and Chief
                            Financial Officer of
                            Chrysler from May 1990
                            to May 1993. Director of
                            Chrysler from April 1992
                            to May 1993. Director of
                            MGM Inc. since October
                            1996. In addition, Mr.
                            York serves on the board
                            of directors of Apple
                            Computer, Inc. and Waste
                            Management, Inc.

--------
(1) Except as otherwise indicated and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(2) The number of shares shown as beneficially owned represents less than 1% of the outstanding shares.

(3) Included in these amounts are shares subject to stock options exercisable on or prior to May 11, 1999 held as follows:

            Name                                 Shares
            ----                                ---------
            Mr. Aljian.........................     2,200
            Mr. Benninger......................    50,200
            Mr. Christensen....................     2,200
            Mr. Cramer.........................     2,200
            Mr. Davis..........................     2,200
            Mr. Haig...........................     2,200
            Mr. Lanni.......................... 1,000,000
            Mr. Primm..........................    72,600
            Mr. Sharp..........................     2,200
            Mr. Yemenidjian....................   390,000
            Mr. York...........................     2,200

(4) Of this amount, 34,110,716 shares are owned by Tracinda.

            Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Exchange Act requires the Company's executive officers and directors to file reports of ownership of the Common Stock with the Securities and Exchange Commission. Executive officers and directors are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon a review of these filings and representations from the Company's directors and executive officers that no other reports were required, the Company notes that all reports were filed on a timely basis.

                             INFORMATION REGARDING
                             BOARD AND COMMITTEES

  Certain Committees: Functions, Memberships and Meetings. The following is a brief description of the functions of certain committees of the Board of Directors and the identity of their members. There is no nominating committee or committee performing a similar function.

  The Executive Committee - During intervals between the meetings of the Board of Directors, the Executive Committee exercises all the powers of the Board (except those powers specifically reserved by Delaware law to the full Board of Directors) in the management and direction of the Company's business and conduct of the Company's affairs in all cases in which specific directions have not been given by the Board. The current members of the Executive Committee are J. Terrence Lanni (Chairman), Fred Benninger, Kirk Kerkorian, James J. Murren, Walter M. Sharp, Alex Yemenidjian and Jerome B. York. The Executive Committee held 10 meetings during fiscal 1998 and acted by written consent 6 times.

  The Audit Committee - The functions of the Audit Committee are to recommend an accounting firm to conduct an annual audit of the Company's consolidated financial statements and to review with such firm the plan, scope and results of such audit, and the fees for the services performed. The Audit Committee also reviews with the independent and internal auditors the adequacy of internal control systems, receives internal audit reports and reports its findings to the full Board of Directors. The Audit Committee is composed exclusively of Directors who are not salaried employees of the Company and who are, in the opinion of the Board of Directors, free from any relationship which would interfere with the exercise of independent judgment as a Committee member. The current members of the Audit Committee are Jerome B. York (Chairman), Fred Benninger, James D. Aljian, Willie D. Davis and Glenn A. Cramer. The Audit Committee held 4 meetings during fiscal 1998.

  Compensation Committee Interlocks and Insider Participation - The functions of the Compensation and Stock Option Committee (the "Compensation Committee") are to ensure that the compensation program for executives of the Company (1) is effective in attracting and retaining key officers, (2) links pay to business strategy and performance and (3) is administered in a fair and equitable fashion in the stockholders' interests. The Compensation Committee recommends executive compensation policy to the Board, determines compensation of senior executives of the Company, determines the performance criteria and bonuses to be granted pursuant to the Company's Annual Performance Based Incentive Plan, and administers and approves granting of Company stock options. The Compensation Committee's authority and oversight extends to total compensation, including base salaries, bonuses, stock options, and other forms of compensation. The Compensation Committee is comprised exclusively of Directors who are not salaried employees of the Company and who are, in the opinion of the Board of Directors, free from any relationship which would interfere with the exercise of independent judgment as a Compensation Committee member. The current members of the Compensation Committee are James
D. Aljian (Chairman), an executive of Tracinda and director of MGM Inc., a California-based motion picture studio in which Tracinda has an approximate 89.6% ownership interest; Fred Benninger, formerly Vice Chairman of the Company and prior thereto

Chairman, President and Chief Executive Officer of the Company; and Jerome B. York, an executive of Tracinda and a director of MGM Inc. The Compensation Committee held 16 meetings during fiscal 1998. Alex Yemenidjian, President and Chief Operating Officer and a Director of the Company, has served as a member of the MGM Inc. Compensation Committee since November 1997, and Frank Mancuso, Chairman of the Board and Chief Executive Officer of MGM Inc., served as a Director of the Company from December 1997 through April 1998. See "Certain Transactions".

  Board Meetings. The Board of Directors held four meetings during 1998, and did not act by unanimous written consent. The work of the Company's Directors is performed not only at meetings of the Board of Directors and its committees, but also by consideration of the Company's business through the review of documents and in numerous communications among Board members and others. During 1998, all Directors attended at least 88% of the aggregate of all meetings of the Board of Directors and committees on which they served (held during the period for which they served).

  Fees for Board and Committee Service. Directors who are compensated as full-time employees of the Company receive no additional compensation for service on the Board of Directors or its committees. Each Director who is not a full-time employee of the Company is paid $26,000 per annum, plus $750 per meeting of each Executive Committee meeting attended, if such Director is a member of the Executive Committee of the Board of Directors. Each member of the Audit Committee receives $1,500 for each meeting attended (subject to a $6,000 maximum), and each member of the Compensation Committee receives $750 per quarter. Directors are also reimbursed expenses for attendance at Board and Committee meetings.

  In February 1997, the Compensation Committee adopted a stock option grant program pursuant to the Nonqualified Stock Option Plan, which received subsequent stockholder approval, whereby members of the Company's Board of Directors who are not full-time employees of the Company would receive an initial grant of 5,000 stock options, and subsequent yearly grants of 1,000 stock options during their respective terms as directors.

  During 1996, 1997, and 1998, Alexander M. Haig, Jr., a member of the Board of Directors of the Company, rendered consulting services to the Company, for which he received fees at the rate of $50,000 per annum.

                            EXECUTIVE COMPENSATION

  The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 1998, 1997, and 1996, of those persons who were, at December 31, 1998, (i) the Chief Executive Officer, and (ii) the other four most highly compensated Executive Officers of the Company who have received in excess of $100,000 (collectively, the "Named Executives").

                          Summary Compensation Table

                                                            Long-Term
                                                           Compensation
                                                           ------------
                             Annual Compensation              Awards
                          -------------------------------- ------------
                                                              Shares
Name and Principal                                  Other   Underlying      All Other
Position             Year   Salary       Bonus      Annual  Option(A)    Compensation(B)
------------------   ---- ----------    --------    ------ ------------  ---------------
J. Terrence Lanni    1998 $1,000,000    $500,000(C) $ --         --          $   --
 Chairman and Chief  1997  1,000,000     983,642(D)   --         --              591
 Executive Officer   1996  1,000,000     500,000(E)   --         --              --

Alex Yemenidjian     1998    750,000     472,500(C)   --         --              --
 President and Chief 1997    750,000     826,482(D)   --         --              --
 Operating Officer   1996    750,000     423,750(E)   --         --              --

Daniel M. Wade       1998    500,000     300,000(G)   --         -- (H)          --
 Executive Vice      1997    450,000     253,125(G)   --      25,000             --
 President           1996    397,692     340,000(G)   --      25,000             --

James J. Murren      1998    359,375(F)  230,000(C)   --     475,000(H)       62,771
 Executive Vice      1997        --          --       --         --              --
 President and Chief 1996        --          --       --         --              --
 Financial Officer

Scott Langsner       1998    200,000     100,000(C)   --         -- (H)          --
 Secretary/Treasurer 1997    200,000     118,037(D)   --       7,000             591
                     1996    183,333      50,000(E)   --       7,500             --

--------
(A) During the years indicated, the only long-term compensation was pursuant to the Company Non-qualified Stock Option Plan. No grants have been made under the Company Incentive Stock Option Plan.

(B) The amounts of $591 in this column for 1997 represent value received pursuant to the employee stock grant program in May 1997 (see "Benefit Plans"). The amount of $62,771 in benefit of Mr. Murren in 1998 represented moving benefits provided and reimbursement of moving costs incurred related to his relocation to Las Vegas, Nevada.

(C) The Named Executives did not qualify for bonuses pursuant to the Company's Annual Performance Based Incentive Plan for executive officers (see "Compensation Committee Report on Executive Compensation"). However, based upon the attainment of certain other Company goals, the Named Executives received bonuses in February 1999 as follows: Mr. Lanni--$500,000; Mr. Yemenidjian--$375,000; Mr. Murren--$200,000; and Mr. Langsner--$75,000.
    Additionally, in March 1998, Mr. Murren received $30,000 pursuant to commencement of an employment contract (see "Certain Transactions"); in February 1999, Mr. Langsner received $25,000 pursuant to commencement of an employment contract (see "Certain Transactions"); and in February 1999, Mr. Yemenidjian received $97,500 pursuant to a long-term incentive agreement as detailed herein (see "Certain Transactions").

(D) In February 1998, certain of the Named Executives received bonuses pursuant to the Company's Annual Performance Based Incentive Plan for executive officers as follows: Mr. Lanni--$983,642;

    Mr. Yemenidjian--$737,732; and Mr. Langsner--$118,037. Additionally, in April 1997, Mr. Yemenidjian received $40,000 pursuant to commencement of an employment contract (see "Certain Transactions"), and in February 1998, Mr. Yemenidjian received $48,750 pursuant to a long-term incentive agreement as detailed herein (see "Certain Transactions").

(E) In February 1997, certain of the Named Executives received bonuses based on (i) the financial performance of the Company for 1996 and (ii) the Named Executives' individual performance as follows: Mr. Lanni--$500,000; Mr. Yemenidjian--$375,000; Mr. Langsner--$50,000. Additionally, in February 1997, Mr. Yemenidjian received $48,750 pursuant to a long-term incentive agreement as detailed herein (see "Certain Transactions").

(F) Pursuant to the terms of his employment agreement, Mr. Murren's annual salary was $375,000. The amount shown covers a period of less than one year.

(G) Mr. Wade served as President and Chief Operating Officer of MGM Grand Hotel, Inc., the Company's wholly owned subsidiary, through October 1998, and received bonuses based on the financial performance of MGM Grand Hotel, Inc., as well as his individual performance. As a Named Executive commencing in October 1998, he did not qualify for a bonus pursuant to the Company's Annual Performance Based Incentive Plan (see "Compensation Committee Report on Executive Compensation "), however, he did receive a bonus of $50,000 based upon a partial year of employment with the Company and the attainment of certain other Company goals.

(H) Mr. Murren's options were granted in January 1998 and repriced in June 1998. Mr. Wade's and Mr. Langsner's options granted in 1996 and 1997 were repriced in June 1998. See "Ten Year Option/SAR Repricings."

  The table below sets forth certain information regarding options granted during 1998 to the Named Executives.

                       Option Grants in Last Fiscal Year

                                     Number of Securities
                                  Underlying Options Granted            Potential Realizable
                         --------------------------------------------- Value at Assumed Annual
                                      Percent of                        Rates of Stock Price
                                     Total Options Exercise            Appreciation for Option
                                      Granted to    Price                      Term(B)
                           Options   Employees in    Per    Expiration -----------------------
Name                     Granted (A)  Fiscal Year   Share      Date        5%          10%
----                     ----------- ------------- -------- ---------- ----------- -----------
Daniel M. Wade..........    25,000         .8%     $26.625   7/08/06   $   418,608 $ 1,060,835
                            25,000         .8%     $26.625   7/07/07   $   418,608 $ 1,060,835

James J. Murren.........   475,000       15.0%     $36.25    1/16/08   $10,828,779 $27,442,253
                           475,000       15.0%     $26.625   1/16/08   $ 7,953,552 $20,155,862

Scott Langsner..........     7,500         .2%     $26.625   7/08/06   $   125,582 $   318,250
                             7,000         .2%     $26.625   7/07/07   $   117,210 $   297,034

--------
(A) Mr. Wade's and Mr. Langsner's options were originally granted in 1996 and 1997 and were repriced on June 22, 1998. Mr. Murren's options were originally granted on January 16, 1998 and were repriced on June 22, 1998. The options have a ten-year term, with 20% of the options becoming exercisable on each of the first through the fourth anniversary dates of the repricing, and with full vesting occurring on the fifth anniversary date of the repricing.

(B) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions.

  The following table sets forth option exercises and year end value tables for the Named Executives.

 Aggregated Option Exercises in Fiscal 1998 and Fiscal Year End Option Values

                                                  Number of Shares
                                               Underlying Unexercised     Value of Unexercised
                                                     Options at          In-the-Money Options at
                           Shares                 December 31, 1998       December 31, 1998(A)
                         Acquired on  Value   ------------------------- -------------------------
          Name           Exercise(#) Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------- ----------- ------------- ----------- -------------
J. Terrence Lanni.......     --       $ --      400,000      600,000    $  450,000    $675,000
Alex Yemenidjian........     --         --      300,000      250,000     2,243,750     281,250
Daniel M. Wade..........     --         --       63,000      137,000       206,750     275,125
James J. Murren.........     --         --          --       475,000           --      237,500
Scott Langsner..........     --         --       41,000       23,500       490,875      26,375

--------
(A) Based upon the market value of the underlying securities at December 31, 1998 of $27.125, minus the exercise price of "in-the-money" options.

  The following table sets forth information concerning the repricing of options held by any of the Company's executive officers of the Company since January 29, 1986, the date the Company was incorporated. An aggregate of 1,252,050 options and 1,820,950 options previously granted to employees of the Company, including the Named Executives noted herein, were amended during December 1995 and June 1998, respectively. The December 1995 repricing reduced the per share exercise price to $26.00 (the market price on the date of the amendment) from exercise prices ranging from $26.25 to $32.50. The June 1998 repricing reduced the per share exercise price to $26.625 (the market price on the date of the amendment) from exercise prices ranging from $33.1875 to $44.125.

                        TEN-YEAR OPTION/SAR REPRICINGS

                                                                                  Length of
                              Number of                      Exercise              Original
                              Securities  Market Price of    Price at            Option Term
                              Underlying  Stock at Time of   Time of      New    Remaining at
                             Options/SARs   Repricing or   Repricing or Exercise   Date of
                             Repriced or     Amendment      Amendment    Price   Repricing or
 Name and Position    Date   Amended (#)        ($)             ($)       ($)     Amendment
 -----------------   ------- ------------ ---------------- ------------ -------- ------------
J. Terrence Lanni    12/4/95  1,000,000       $26.000        $29.125    $26.000  112.5 months
 Chairman and CEO

Alex Yemenidjian     12/4/95     25,000        26.000         26.250     26.000     86 months
 President and COO

Daniel M. Wade       12/4/95     25,000        26.000         30.250     26.000    112 months
 Executive Vice      6/22/98     25,000        26.625         41.000     26.625     97 months
 President           6/22/98     25,000        26.625         35.125     26.625    109 months

James J. Murren      6/22/98    475,000        26.625          36.25     26.625    115 months
 Executive Vice
 President/CFO

Scott Langsner       6/22/98      7,500        26.625          41.00     26.625     97 months
 Secretary/Treasurer 6/22/98      7,000        26.625         35.125     26.625    109 months

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policies

  The Compensation Committee of the Board of Directors is responsible for establishing, monitoring and implementing the policies governing the compensation of the Company's executives. During 1998, the Committee was comprised of the three Directors whose names appear at the bottom of this report. These policies may be summarized as follows:

    1. The Company's compensation programs should be effective in attracting, motivating and retaining key executives;

    2. There should be a correlation between the compensation awarded to an executive, the performance of the Company as a whole, and the executive's individual performance; and

    3. The Company's compensation programs should provide the executives with a financial interest in the Company similar to the interests of the Company's stockholders.

  The Company's executives are compensated through a combination of salary, performance bonuses and long-term incentive arrangements (where appropriate), grants of stock options under the Company's Nonqualified Stock Option Plan and Incentive Stock Plan. The annual salaries of the executives are reviewed from time to time and adjustments are made where necessary in order for the salaries of the Company's executives to be competitive with the salaries paid by companies included in the Dow Jones Entertainment and Leisure-Casinos Industry Group (the "Casinos Group"). Performance bonuses, where appropriate, are usually determined after the end of the Company's fiscal year based on an assessment of the Company's results and the level of an individual's particular performance for that year. Long-term incentive arrangements, on a case by case basis, may be determined as part of an overall compensation package in conjunction with demonstrable enhancements to stockholder values. The Company did not enter into any long-term incentive arrangement with any executives in 1998. Stock option grants are considered by the Compensation Committee from time to time.

  The Company's Annual Performance Based Incentive Plan for Executive Officers (the "Incentive Plan") provides for performance-based bonuses for executives who are "covered employees" under Section 162(m) of the Internal Revenue Code.
Section 162(m) generally disallows a tax deduction to public companies for compensation over $1 million paid to any such company's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. The Compensation Committee based the performance measure in 1998 on achievement by the Company of target revenues and net income before tax, subject to application of an adjustment factor. The actual bonus awards, if any, under the Incentive Plan are determined by the Compensation Committee, provided that no bonus award may exceed the lesser of 100% of the eligible executive's annual base salary as in effect at the beginning of the plan year or $1 million.

  The performance goals set by the Compensation Committee in 1998 were not met, and accordingly, the Company's senior executives did not qualify for any bonuses for 1998 under the Incentive Plan. However, in determining whether to grant any bonuses to such executives for 1998, the Compensation Committee also considered the successful achievement of certain other Company goals, including (i) the issuance of $500 million in Senior Collateralized Notes at favorable rates in February 1998, (ii) the negotiation and execution of the December 1998 merger agreement for the acquisition of Primadonna Resorts, Inc., and (iii) the progress made in the Company's Detroit endeavors, including the MGM Grand Detroit temporary casino construction, financing and licensing activities. In addition, the Compensation Committee considered the following factors, in order of importance: an assessment of overall Company performance; the executives' levels of responsibility and performance based upon evaluations and recommendations of the Chairman of the Board and

Chief Executive Officer as to proposed bonuses for executives other than himself; and the other components of the senior executives' compensation attributable to 1998. The Compensation Committee also considered the fact that the Company would not be permitted to deduct that portion of any bonus which, when added to the salary received by the Named Executive, would exceed
$1 million. The Compensation Committee determined, in February 1999, to grant bonuses for 1998 to the Named Executives (other than the Chief Executive Officer) as follows: Mr. Yemenidjian--$375,000; Mr. Wade--$50,000; Mr. Murren--$200,000; and Mr. Langsner--$75,000, based upon the factors and compensation policies discussed above, and upon the recommendations of the Chairman of the Board and Chief Executive Officer.

  The Compensation Committee believes that a significant component of the compensation paid to the Company's executives over the long term should be derived from stock options. The Compensation Committee strongly believes that stock ownership in the Company is a valuable incentive to executives and that the grant of stock options to them serves to align their interests with the interests of the shareholders as a whole and encourages them to manage the Company for the long term. The Compensation Committee determines whether to grant stock options, as well as the amount of the grants, by taking into account, in the following order of importance, the individual's past and prospective value to the Company, the performance of the proposed recipient (based upon evaluations by the executive's superior or the Board of Directors) and the amount of stock options previously granted. In 1998, the Compensation Committee granted to Mr. Murren options to purchase 475,000 shares of Common Stock and determined that the other Named Executives had adequate stock incentives at that time. In addition, in June 1998, because many outstanding stock options had exercise prices substantially above the current market price of the Common Stock, the Company offered to reprice outstanding stock options at $26.625 per share, the market price of the Common Stock at the date of the repricing, provided the option holder agreed to a new vesting schedule for the repriced options. Of the Named Executives, only certain options held by Messrs. Wade, Murren and Langsner were repriced. See "Ten-Year Option/SAR Repricings". The Compensation Committee anticipates that it will grant additional options to the Company's senior executive officers in the future.

Compensation Awarded to the Chief Executive Officer

  J. Terrence Lanni became President and Chief Executive Officer of the Company effective June 1, 1995, and was named Chairman of the Board and Chief Executive Officer on July 13, 1995. Mr. Lanni is eligible to participate in the same executive compensation plans available to the Company's other senior executives. Pursuant to the terms of his employment agreement, Mr. Lanni' s salary is $1,000,000 per year. In considering whether to pay Mr. Lanni a bonus for 1998, the Compensation Committee considered the achievement of the other Company goals set forth above, as well as the following factors, in order of importance: an assessment of overall Company performance; the level of responsibility and performance of the Chief Executive Officer; and the other components of his compensation attributable to 1998. The Compensation Committee also considered the fact that the Company would not be permitted to deduct any of the bonus paid to Mr. Lanni for 1998. The Compensation Committee determined, in February 1999, to grant Mr. Lanni a bonus of $500,000 for 1998, based upon the achievement of the factors and the compensation policies described in this report.

                                                   /s/ James D. Aljian
                                          -------------------------------------
                                                     JAMES D. ALJIAN

                                                   /s/ Fred Benninger
                                          -------------------------------------
                                                     FRED BENNINGER

                                                   /s/ Jerome B. York
                                          -------------------------------------
                                                     JEROME B. YORK

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Dow Jones Equity Market Index and the Dow Jones Casinos Group for the five year period which commenced December 31, 1993 and ended December 31, 1998.

                Comparison of Five Year Cumulative Total Return
               Among the Company, Dow Jones Equity Market Index,
                        and the Dow Jones Casinos Group

                        [PERFORMANCE GRAPH APPEARS HERE]
                                                  December 31,
                                   -----------------------------------------
                                   1993    1994   1995   1996   1997   1998
                                   ----    ----   ----   ----   ----   ----
MGM Grand, Inc.                     100      62     59     89     92     69
Dow Jones Equity Market Index       100     101    139    171    229    294
Dow Jones Casinos Group             100      77    102    111     98     67
--------
* Assumes $100 invested on January 1, 1994 in each of Company's Common Stock, the Dow Jones Equity Market Index, and the Dow Jones Casinos Group.

                                 BENEFIT PLANS

  The Company's Annual Performance Based Incentive Plan for Executive Officers (the "Incentive Plan"), which was approved by the Company's stockholders in May 1997, is an annual bonus plan designed to provide certain senior executive officers with incentive compensation based upon the achievement of performance goals which are set by the Compensation Committee during the first quarter of each year. The Incentive Plan provides for performance-based bonuses for executives who are "covered employees" under Section 162(m) of the Internal Revenue Code, enacted in 1993. Section 162(m) generally disallows a tax deduction to public companies for compensation over $1 million paid to any such company's chief executive officer and four other most highly compensated executives. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. The Compensation Committee's current policy is to structure the performance-based portion of the compensation of its executive officers (currently consisting of stock option grants and the bonuses granted pursuant to the Incentive Plan) in a manner that complies with Section 162(m) of the Internal Revenue Code whenever, in the judgment of the Compensation Committee, to do so would be consistent with the objectives of the compensation plan under which the compensation would be payable.

  MGM Grand Hotel, Inc., a wholly-owned subsidiary of the Company, separately adopted a Section 401(k) employee savings plan (the "MGM Hotel Savings Plan"). The MGM Hotel Savings Plan allows participants to defer, on a pretax basis, a portion of their salary and accumulate tax deferred earnings as a retirement fund. All deferred amounts vest immediately and are invested in either an equity, balanced income, money market, short-term bond fund, or foreign equity fund as directed by the participant. MGM Grand Hotel, Inc. will make matching contributions of 25% (50% commencing January 1, 1999) up to an annual limit of 1% (2% commencing January 1, 1999) of a participant's salary (based upon a maximum annual salary of $160,000) and annual bonus contributions up to a maximum of $500 based on years of participant employment. The full amount vested in a participant's account will be distributed following termination of employment, normal retirement or in the event of disability or death. A participant may also make a request for withdrawal of the vested account balance under the MGM Hotel Savings Plan based on financial hardship. A participant is entitled to borrow up to 50% of the vested portion of his account, but no more than $50,000. The Company's employees are also eligible to participate under the MGM Hotel Savings Plan.

  New York-New York Hotel & Casino, LLC., a wholly-owned subsidiary of the Company, effective with the March 1, 1999 acquisition of Primadonna Resorts, Inc., separately adopted a Section 401(k) employee savings plan (the "New York-New York 401(k) Plan"). The New York-New York 401(k) Plan allows participants to defer, on a pretax basis, a portion of their salary and accumulate tax deferred earnings as a retirement fund. All deferred amounts vest immediately and are invested in either an equity, balanced income, money market or short-term bond fund, as directed by the participant. New York-New York will make matching contributions of 50% up to an annual limit of 6% of a participant's salary (based upon a maximum annual salary of $160,000). The full amount vested in a participant's account will be distributed following termination of employment, normal retirement or in the event of disability or death. A participant may also make a request for withdrawal of the vested account balance under the New York-New York 401(k) Plan based on financial hardship. A participant is entitled to borrow up to 50% of the vested portion of his account, but no more than $50,000.

  Effective with the March 1, 1999 acquisition of Primadonna Resorts, Inc. by the Company, a Section 401(k) employee savings plan (the "Primadonna Savings Plan") for Primadonna employees was acquired. The Primadonna Savings Plan allows participants to defer, on a pretax basis, a portion of their salary and accumulate tax deferred earnings as a retirement fund. All deferred amounts vest immediately and are invested in either an equity, balanced income, money market, short-term bond fund, international equity fund or guaranteed investment contract as directed by the participant. Primadonna Resorts, Inc. makes matching contributions of 50% up to an annual limit of 2.5% of a participant's salary and bonus (based upon a maximum annual salary and bonus of $160,000). The full amount vested in a participant's account will be distributed following termination of employment, normal retirement or in the event of disability or death. A participant may also make a request for withdrawal of the vested account balance under the Primadonna Savings Plan based on financial hardship. A participant is entitled to borrow up to 50% of the vested portion of his account, but no more than $50,000.

  Effective November 1996, the Company and MGM Grand Hotel, Inc. adopted an Employee Stock Purchase Plan. The plan provides eligible employees the opportunity to purchase shares of the Company's Common Stock via payroll deductions. The price for each share of Common Stock is the weighted average price paid for all shares purchased by the Plan Administrator on behalf of the participating employees on the last trading day of each month. The Company and MGM Grand Hotel, Inc. pay the administrative costs of the plan. The plan may be amended or terminated at any time by the Company's Board of Directors or by a committee designated by the Board of Directors.

  On May 7, 1996, the Company made a commitment to grant 15 shares of Company Common Stock to each of its employees in exchange for continued active employment through the one year anniversary date of the commitment. As a result of the stock grant commitment, deferred compensation was charged to stockholders' equity and amortized monthly to compensation expense over the one year commitment period. On May 7, 1997, 99,045 shares were issued to employees as a result of the commitment. Over the life of the commitment, approximately $4 million was amortized to expense.

  On March 26, 1996, the Compensation Committee of the Board of Directors determined to adjust the vesting provision of the Company's Nonqualified Stock Option Plan and Incentive Stock Option Plan to provide for the vesting of future stock option grants under the plans at 20% on each of the first four anniversary dates of the grant, with full vesting on the fifth anniversary date of the grant. The Compensation Committee also determined that pro-rata vesting at times other than successive anniversary dates of the date of grant would no longer be applicable. Stock option holders with grants dated prior to March 26, 1996 were given the opportunity to accept or decline the new vesting provisions with regard to their existing grants, and if they accepted and conformed to the new standard vesting schedule, a new effective date of April 1, 1996 was adopted solely for purposes of determining the subsequent yearly 20% vestings.

  The Company's stock option plans have been utilized to provide executives and other key employees with increased motivation and incentive to exert their best efforts on behalf of the Company through the opportunity to benefit from appreciation in the value of the Common Stock. Due to a decline in the price of the Common Stock in 1998, certain options outstanding under the Company's Nonqualified Stock Option Plan held by the Named Executives were exercisable at prices which exceeded the current market value of the Common Stock. In June 1998, the Committee concluded that such options were not providing the intended incentive value. In order to restore the incentive value to such options, the Compensation Committee approved the repricing of options held by certain of the Named Executives to $26.625 per share, the closing price of the Common Stock on the New York Stock Exchange on the repricing date, as follows:
Mr. Wade, two option grants for 25,000 shares each with the price reduced from $41.00 and $35.125 per share, respectively; Mr. Murren, one option grant for 475,000 shares with the price reduced from $36.25 per share; and Mr. Langsner, two option grants for 7,500 and 7,000 shares each with the price reduced from $41.00 and $35.125 per share, respectively. See "Ten-Year Option/SAR Pricings."

  Effective with the September 1995 acquisition of the Diamond Beach Hotel and Casino ("MGM Grand Australia") by MGM Grand Australia Pty., Ltd., an Australian employee retirement fund was acquired. The plan is subject to the Superannuation Industry (Supervision) Act of 1993 imposing a legal obligation on MGM Grand Australia to contribute to all employee superannuation funds. MGM Grand Australia maintains two categories for the plan, depending on employment status: category

(A) for executive employees and category (B) for staff. Death and Disablement benefits are provided for all members, however, category (A) members receive increased coverages under both benefits. The Company contributes 7% of salary to satisfy the Superannuation Guarantee Legislation, and allows participants to defer, on a pretax basis, a portion of their salary (minimum 3%) and accumulate tax deferred earnings as a retirement fund. The full amount vested in members' retirement accounts is payable to the member following termination of employment, under certain circumstances or normal retirement.

  Effective November 1994, the Company and MGM Grand Hotel, Inc. adopted a Nonqualified Deferred Retirement Plan for Certain Key Employees not a part of a collective bargaining unit. The Nonqualified Deferred Retirement Plan allows participants to defer, on a pretax basis, a portion of their salary and accumulate tax deferred earnings, plus interest, as a retirement fund. These deferrals are in addition to those allowed under the Hotel Savings Plan. All deferred amounts vest immediately. There are no employer matching contributions made under this plan. At the time of enrollment in the plan, each participant must elect either a lump-sum payment or 10-year-installment-payout to be distributed following termination of employment, normal retirement or in the event of disability or death.

  The Company also maintains stock option plans. The Company's Board of Directors may adopt other benefit plans, including an employee retirement plan. In addition, the Company's Board of Directors may adopt a profit-sharing plan which will provide for a percentage of the Company's annual pretax operating profits to be available for distribution on a discretionary basis. The terms and benefit levels of any such plans have not yet been determined.

                             CERTAIN TRANSACTIONS

  J. Terrence Lanni, Chairman and Chief Executive Officer of the Company, has an employment agreement with the Company through April 1, 2000 pursuant to which he receives an annual salary of $1,000,000. If the agreement is terminated without cause (as defined) by the Company during the first five years of its term, Mr. Lanni is entitled to continue to receive his monthly salary, less any income or benefits received as a result of Mr. Lanni's employment elsewhere, for the period from the date of termination through and including March 31, 2000. "Cause" is defined as: (i) misconduct or negligence in the performance of Mr. Lanni's material duties or the refusal to perform such duties; (ii) any breach of Mr. Lanni's representations, warranties or covenants; (iii) failure by Mr. Lanni to promptly obtain or retain any permits, licenses or approvals required by state or local authorities; (iv) Mr. Lanni's death or disability for a period of six consecutive months; (v) indictment or conviction of Mr. Lanni for a crime, other than traffic violations or similar misdemeanors; or (vi) the Board of Directors, after reasonable inquiry, concludes that Mr. Lanni has engaged in conduct materially adverse to the Company. Pursuant to the agreement, Mr. Lanni was granted options to purchase 1,000,000 shares of Common Stock, of which 60% have vested with the balance vesting on April 1, 1999. If there is a change in control in the Company as the result of stockholders disposing of their shares in a sale, exchange or merger (a "Change in Control"), as distinguished from a change in control resulting from the issuance of treasury shares or from any other transaction, all unvested stock options become fully vested.

  Alex Yemenidjian, President and Chief Operating Officer of the Company, has a 4-year employment agreement with the Company which commenced April 22, 1997, pursuant to which he received a signing bonus of $40,000, and receives an annual salary of $750,000 and which contains a covenant not to compete. The agreement is terminable by either party. Pursuant to the agreement, the Company may terminate the agreement for good cause (as defined). In such event, Mr. Yemenidjian shall be entitled to exercise those of his stock options granted under the Company's Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination. Also, under the agreement, if the Company terminates the agreement for other than good cause (as defined), Mr. Yemenidjian's salary will continue for the term of the agreement, he will continue to receive certain employee benefits, and all unvested stock options held will continue to vest for a period of 12 months. If Mr. Yemenidjian seeks to terminate the agreement for good cause, he must give the Company 30 days notice to cure the breach. If such breach is not cured (and the Company does not invoke its right to arbitration), or if Mr. Yemenidjian terminates without cause upon 30 days notice, then termination will result and Mr. Yemenidjian shall be entitled to exercise those of his stock options granted under the Company's Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination. Mr. Yemenidjian was granted options to purchase 125,000 shares of Common Stock on January 7, 1991; 25,000 shares on February 5, 1993; and 400,000 shares on December 5, 1995. The granted options totaling 125,000 and 25,000 shares vest 20% in each of the third, fourth and fifth years, and 40% in the sixth year from the date of the grants, while the 400,000 share grant vests 20% on April 1, 1997; April 1, 1998; April 1, 1999; April 1, 2000; and
April 1, 2001. If there is a Change in Control (as defined) of the Company, all unvested stock options become fully vested. If the Change in Control results from an exchange of outstanding Common Stock as a result of which the Common Stock of the Company is no longer publicly held, then options held by Mr. Yemenidjian to purchase Common Stock of the Company shall be exercisable at the time or times they would otherwise have been exercisable for the consideration (cash, stock or otherwise) which the holders of the Company's Common Stock received in such exchange.

  Daniel M. Wade, Executive Vice President of the Company, has a 5-year employment agreement with the Company which commenced April 22, 1997, under which he received a signing bonus of $40,000, and receives an annual salary of $500,000 and which contains a covenant not to compete. The agreement is terminable by either party. Under the agreement, the Company may terminate the agreement for good cause (as defined). In such event, Mr. Wade shall be entitled to exercise those of his stock options granted under the Company's Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination. Also, pursuant to the agreement, if the Company terminates the agreement for other than good cause (as defined), Mr. Wade's salary will continue for the term of the agreement, he will continue to receive certain employee benefits, and all unvested stock options held will continue to vest for a period of 12 months. If Mr. Wade seeks to terminate the agreement for good cause, he must give the Company 30 days notice to cure the breach. If such breach is not cured (and the Company does not invoke its right to arbitration), or if Mr. Wade terminates without cause upon 30 days notice, then termination will result and Mr. Wade shall be entitled to exercise those of his stock options granted under the Company's Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination. Mr. Wade was granted options to purchase 50,000 shares of Common Stock on September 4, 1990 which were exercised on February 19, 1997; 15,000 shares of Common Stock on January 4, 1993 (which vest 20% in each of the third, fourth and fifth years, and 40% in the sixth year from the date of the grant); 35,000 shares of Common Stock on June 6, 1994 (which vest 20% in each of the third, fourth and fifth years, and 40% in the sixth year from the date of the grant); 25,000 shares of Common Stock on April 3, 1995 (which vest 20% annually commencing April 1, 1997); 75,000 shares of Common Stock on November 6, 1995 (which vest 20% annually commencing April 1, 1997); 25,000 shares of Common Stock on July 8, 1996 (which vest 20% annually commencing June 22, 1999); and 25,000 shares of Common Stock on July 7, 1997 (which vest 20% annually commencing June 22, 1999). If there is a Change in Control (as defined) of the Company, all unvested stock options become fully vested. If the Change in Control results from an exchange of outstanding Common Stock as a result of which the Common Stock of the Company is no longer publicly held, then options held by Mr. Wade to purchase Common Stock of the Company shall be exercisable at the time or times they would otherwise have been exercisable for the consideration (cash, stock or otherwise) which the holders of the Company's Common Stock received in such exchange.

  James J. Murren, Executive Vice President and Chief Financial Officer of the Company, has a 5-year employment agreement with the Company which commenced January 16, 1998, pursuant to which he received a signing bonus of $30,000, and receives an annual salary of $375,000 which was increased to $400,000 effective January 1, 1999, and which contains a covenant not to compete. The agreement is terminable by either party. Pursuant to the agreement, the Company may terminate the agreement for good cause (as defined). In such event, Mr. Murren shall be entitled to exercise those of his stock options granted under the Company's Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination. Also, pursuant to the agreement, if the Company terminates the agreement without good cause (as defined), Mr. Murren's salary will continue for the term of the agreement, he will continue to receive certain employee benefits and all unvested stock options held will continue to vest for a period of 12 months. If Mr. Murren seeks to terminate the agreement for good cause, he must give the Company 30 days notice to cure the breach. If such breach is not cured (and the Company does not invoke its right to arbitration), or if Mr. Murren terminates without cause upon 30 days notice, then termination will result and Mr. Murren shall be entitled to exercise those of his stock options granted under the Company's Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination. Mr. Murren was granted options to purchase 475,000 shares of Common Stock on January 16, 1998, which were repriced on June 22, 1998 and vest 20% annually from the date of the repricing. If there is a Change in Control of the Company (as defined), all unvested stock options become fully vested. If the Change in Control results from an exchange of outstanding Common Stock as a result of which the Common Stock of the Company is no longer publicly held, then options held by Mr. Murren to purchase Common Stock of the Company shall be exercisable at the time or times they would otherwise have been exercisable for the consideration (cash, stock or otherwise) which the holders of the Company's Common Stock received in such exchange.

  Scott Langsner, Secretary/Treasurer of the Company, has a 4-year employment agreement with the Company which commenced December 9, 1998, pursuant to which he received a signing bonus of $25,000, and receives an annual salary of $200,000 and which contains a covenant not to compete. The agreement is terminable by either party. Pursuant to the agreement, the Company may terminate the agreement for good cause (as defined). In such event, Mr. Langsner shall be entitled to exercise those of his stock options granted under the Company's Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination. Also, pursuant to the agreement, if the Company terminates the agreement without good cause (as defined), Mr. Langsner's salary will continue for the term of the agreement, he will continue to receive certain employee benefits and all unvested stock options held will continue to vest for a period of 12 months. If Mr. Langsner seeks to terminate the agreement for good cause, he must give the Company 30 days notice to cure the breach. If such breach is not cured (and the Company does not invoke its right to arbitration), or if Mr. Langsner terminates without cause upon 30 days notice, then termination will result and Mr. Langsner shall be entitled to exercise those of his stock options granted under the Company's Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination. Mr. Langsner was granted options to purchase 25,000 shares of common stock on September 4, 1990 and 10,000 shares on November 9, 1992 (all of which have vested); 15,000 shares on June 6, 1994 (which vest 20% in each of the third, fourth and fifth years, and 40% in the sixth year from the date of the grant); 7,500 shares on July 8, 1996 and 7,000 shares on July 7, 1997 (which vest 20% annually commencing June 22, 1999). If there is a Change in Control (as defined) of the Company, all unvested stock options become fully vested. If the Change in Control results from an exchange of outstanding Common Stock as a result of which the Common Stock of the Company is no longer publicly held, then options held by Mr. Langsner to purchase Common Stock of the Company shall be exercisable at the time or times they would otherwise have been exercisable for the consideration (cash, stock or otherwise) which the holders of the Company's Common Stock received in such exchange.

  As part of its overall compensation packages for certain of its senior executives, in February 1993, the Company entered into a long term incentive agreement with Mr. Yemenidjian and three senior executives who are no longer employed by the Company. Such agreements are keyed to demonstrable enhancements to stockholder values, i.e., market price of the Company's Common Stock. Because such agreements were entered into in connection with prior services to the Company, the Company does not intend to take such agreements into account when it determines

Mr. Yemenidjian's salary, performance bonuses and grants of stock options. The Company agreed to pay to Mr. Yemenidjian, on each of February 1, 1996, 1997 and 1998, cash amounts equal to 5,000 and on February 1, 1999, cash amounts equal to 10,000 multiplied by the excess, if any (the "Spread"), between the closing price of the Company's Common Stock on the New York Stock Exchange (the "NYSE") (or if the Common Stock is not then traded on the NYSE, the principal stock exchange or securities market on which the Common Stock is then traded) on such date (the "Measuring Price") and $16.50, provided that for purposes of such determination, the Spread shall not exceed $9.75. As of the date of such agreements, the Measuring Price was approximately $9.75 below the market price of the Company's Common Stock. Such amounts, if any, would be paid only if Mr. Yemenidjian were employed by the Company on the applicable date, subject to proration in the event such employment terminated after February 1, 1996. Mr. Yemenidjian was paid $48,750 in each of February 1996, February 1997 and February 1998, and he was paid $97,500 in February 1999.

  Christensen, Miller, Fink, Jacobs, Glaser, Weil, & Shapiro, LLP, a law firm of which Terry Christensen, a member of the Board of Directors of the Company, is a partner (see "Election of Directors"), has performed extensive legal services for the Company. Such services rendered relate to litigation, sales of securities, financing transactions, acquisitions and dispositions of certain assets and operations, tax matters and other business transactions, contracts and agreements.

  During 1996, 1997, and 1998, Alexander M. Haig, Jr., a member of the Board of Directors of the Company, rendered consulting services to the Company, for which he received fees at the rate of $50,000 per annum.

  Gary E. Primm, a proposed member of the Board of Directors of the Company, is also an officer, director and major shareholder of Primm South Real Estate Company, Ernie Corporation and Dry Lake, Inc. (collectively, the "Primm Family Companies"). The Primm Family Companies maintain relationships with the Company, as a result of the acquisition by the Company of Primadonna Resorts, Inc. on March 1, 1999, as described below:

    Three hotel/casinos owned by a subsidiary of Primadonna Resorts, Inc. are located on approximately 143 acres of land on both sides of Interstate 15 at the California/Nevada state line, substantially all of which are leased from Primm South Real Estate Company. The lease has an expiration date of 2043 and an option to renew for an additional 25 years. Rent for all properties under the lease, set by two appraisers selected by the lessor and the subsidiary, is approximately $451,000 per month. Rent is to increase each year by the cost of living, but not more than 8% in any one year. Every eight years the rent is to be reset by the appraisers in the manner described above, or, if they are unable to agree, by another appraiser selected by the other two appraisers. The lease provides that for a fee of $100,000 per year, adjusted after each 10 years of the lease term by the cost of living but no more than 8% per year, the remaining acreage owned by the lessor may not be used for any gaming activity unless operated by the subsidiary. In addition, the lessor has made available rent-free to the subsidiary, acreage for a wastewater treatment plant operated by the subsidiary and for the associated rapid infiltration basins.

    Until February 28, 1999, a subsidiary of Primadonna Resorts, Inc. and Mr. Primm owned undivided interests of 75% and 25%, respectively, in a Model 1125 Astral SP aircraft. Operational expenses of the aircraft were borne by the parties based on actual flight hours utilized by each. During 1998, the plane flew 158 hours, of which 74 hours, or 47%, were for the subsidiary's purposes. As of February 28, 1999, Mr. Primm owed the subsidiary approximately $46,643 for expenses arising from the joint ownership of this aircraft. On February 28, 1999, the subsidiary and Mr. Primm sold the aircraft to an unrelated third party for cash. On February 26, 1999, Mr. Primm agreed to purchase a hangar and support facilities from an affiliate of the Company for $1,900,000 which the subsidiary and Mr. Primm agreed represents fair market value of such assets pursuant to that certain Asset Disposition Agreement contemplated by the Agreement and Plan of Merger dated December 2, 1998, by and among the Company, MGM Grand Acquisition Corp., and Primadonna Resorts, Inc. (the "Merger Agreement").

    Mr. Primm and his brothers and sisters own and operate a convenience store located just south of the Primm Valley Resort & Casino facility across the California border. A subsidiary of Primadonna Resorts, Inc. provides certain services and supplies for $2,000 per month. In addition, the subsidiary supplies the store with stand-by security services at its cost plus 10%, as well as water and sewer services at the generally prevailing rates in Las Vegas.

    A subsidiary of Primadonna Resorts, Inc. entered into agreements (commonly known as split-dollar life insurance agreements) in January 1994, which agreements were amended and restated in December of 1998, under the terms of which the subsidiary paid the premiums for certain survivorship life insurance policies with an aggregate face value of $50 million, on the lives of Mr. and Mrs. Gary E. Primm. Insurance benefits become payable when both have died, and the subsidiary will have an interest in the insurance benefits equal to the amount of unreimbursed premiums it has paid, with the balance payable to a trust created by Mr. and Mrs. Primm for the benefit of their children (the "Trust"). As provided in the Merger Agreement, Mr. Primm, the Trust, and the subsidiary entered into an Agreement Regarding Certain Insurance, dated March 1, 1999, which amended certain provisions concerning the payment of premiums and repayment of premiums to the subsidiary which will now occur on the earlier of: (i) the death of Mr. Primm; or (ii) March 1, 2009.

    A subsidiary of Primadonna Resorts, Inc. is a party to a Construction, Operation and Reciprocal Easement Agreement by and among Fashion Outlet of Las Vegas, a Nevada general partnership ("FOLV"), and certain entities owned and controlled by Gary E. Primm and his brothers and sisters. The affiliate also furnishes water and sewer services to the retail mall owned and operated by FOLV adjoining the subsidiary's Primm Valley Resort & Casino facility pursuant to a Lease of Water Rights and Wastewater Capacity to which certain entities owned and controlled by Gary E. Primm and his brothers and sisters are parties ("Water Lease"). One of such controlled entities, Primm 650 Limited Partnership, is landlord to FOLV under a long-term ground lease ("FOLV Lease") and would succeed to FOLV's interests under the Water Lease in the event the FOLV Lease was terminated.

  On February 28, 1997, the Compensation Committee adopted a stock option grant program pursuant to the Nonqualified Stock Option Plan, which was subsequently approved by stockholders, whereby members of the Company's Board of Directors who are not full-time employees of the Company would receive an initial grant of 5,000 stock options, and subsequent yearly grants of 1,000 stock options during their respective terms as directors.

  For the twelve months ended December 31, 1998, the Company and its subsidiaries rented aircraft from Tracinda for various business purposes. The aggregate amount of rental payments were approximately $306,000, and the rent payments were at rates which management believes are generally below those offered by third parties. The Company and Tracinda have entered into various other transactions and arrangements which, individually and in the aggregate, are not material.

  In August 1998, Tracinda agreed to sell its building and land (approximately .56 acre located at 4835 Koval Lane, Las Vegas, Nevada) to the Company's
subsidiary, MGM Grand Hotel, Inc., for $1,800,000. The Company, based on appraisals it received, believes that this purchase was on terms comparable to what it could have obtained for the land and building on an arms length basis in an equivalent transaction with a third party.

  MGM Home Entertainment, Inc. ("MGM-HE"), a wholly-owned subsidiary of MGM Inc., a California-based motion picture studio in which Tracinda, directly or indirectly, has an approximate 89.6% ownership interest, and MGM Grand Hotel, Inc., have an ongoing relationship whereby MGM Grand Hotel, Inc. can utilize key art and still photographs from certain MGM Inc. and United Artists Corporation motion pictures on an as needed basis. In exchange, MGM Grand Hotel, Inc. agrees to promote the availability of MGM-HE motion picture video cassettes. During 1998, MGM Grand Hotel,

Inc. purchased video cassettes and other MGM-HE merchandise for sale in its retail outlets of approximately $50,000 at rates which management believes are generally comparable to those offered to third parties. In addition, MGM Grand Hotel, Inc. provided various goods and services during 1998 for which MGM-HE paid approximately $35,000.

  Pursuant to a License Agreement between a predecessor in interest to the Company and Metro-Goldwyn-Mayer Film Co. dated as of February 29, 1980, as amended as of May 18, 1992 and as further amended as of August 6, 1998, the Company has an exclusive royalty-free license in perpetuity to use certain trademarks, trade names and logos in and in connection with the Company's resort hotel and /or gaming businesses, excluding the filmed entertainment business.

  During the three year periods ended December 31, 1998, 1997, and 1996, the Company and MGM Inc. have entered into various other transactions and arrangements which, individually and in the aggregate, are not material.

 APPROVAL OF AMENDMENT OF THE COMPANY'S 1997 NON-QUALIFIED AND INCENTIVE STOCK
                                 OPTION PLANS

                                Proposal No. 2

Description of the Amendment

  Subject to the approval of the stockholders, the Board of Directors, on the recommendation of the Compensation and Stock Option Committee, has amended the Company's 1997 Nonqualified Stock Option and Incentive Stock Option Plan (collectively, the "Option Plans") to increase the number of shares of Common Stock subject to such plans by 3,600,000. The Board of Directors is of the opinion that the Option Plans have helped the Company compete for, motivate and retain high caliber executive, administrative and professional employees, and that it is in the best interests of the Company and its stockholders to amend the Option Plans as proposed. Consistent with the Company's compensation objectives, rewards under the Option Plans are dependent on those factors which directly benefit the Company's stockholders and appreciation in the market value of the Common Stock.

  The affirmative vote of the holders of at least a majority of the shares of the Common Stock voted at the Annual Meeting is required to approve the amendment to the Option Plans.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                       THE AMENDMENT OF THE OPTION PLANS

Description of the Option Plans

  The Option Plans, as amended, will cover up to an aggregate of 5,100,000 shares of Common Stock, and each has a ten-year duration. The Option Plans are administered by the Compensation and Stock Option Committee, whose members are appointed by the Board of Directors. All employees of the Company and its subsidiaries (other than an employee owning more that 10% of the combined voting power of all classes of stock of the Company and its subsidiaries) are eligible to receive options. As of March 11, 1999, there were approximately 11,799 employees currently eligible to participate in the option plans and approximately 180 employees holding outstanding options under the Option Plans. The exercise price in each instance is 100% of the fair market value of the Common Stock on the date of grant, subject to any repricing at the option of the Compensation and Stock Option Committee, and is payable in cash or shares of previously acquired Common Stock having a fair market value equal to the option exercise price. All outstanding options have a ten-year term and are generally exercisable in five annual installments of 20% each. An option grant to one entertainment provider allows exercisability in three annual installments of 33.33% each. Generally, outstanding options terminate three months after termination of the optionee's employment for any reason other than the optionee's death and one year after termination of the optionee's employment due to death. Options are non-transferable by the holder other than by will or laws of descent and distribution.

  In the event any change is made in the Company's capitalization that results from a stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares or any similar change affecting the Common Stock, appropriate adjustment, as determined by the Compensation and Stock Option Committee, will be made in the exercise price and in the number and class of shares subject to the option.

  In the event of sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, holders of outstanding options will have the right to receive, upon exercise of the option and payment of the exercise price, the same consideration which the stockholders of the Company received pursuant to such transaction.

  The Board of Directors may amend or terminate the Option Plans from time to time in such respects as the Board may deem advisable; provided that the Board may not (i) increase the number of shares subject to the Option Plans without stockholder approval, (ii) permit the grant of an option with an exercise price that is less than the fair market value of the Common Stock, (iii) permit the grant of an option with a term beyond that provided in the Option Plans or (iv) make a material change in the class of eligible employees.

  The Company has agreed that certain options granted to certain Named Executives will, to the extent not already vested, become fully vested upon a change in control (as defined) of the Company as a result of a sale or exchange of outstanding Common Stock. See "Certain Transactions".

  An optionee who is granted an incentive stock option generally will not recognize taxable income either upon the grant or the exercise of an incentive option, although the exercise may be subject to the alternative minimum tax. No deduction will ordinarily be available to the Company as a result of the grant or exercise of incentive options. Upon the sale or exchange of the shares underlying an incentive option more than two years after the date of grant and one year after the date of exercise, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of the sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares on the date of exercise or (ii) the sale price of the shares. Any gain recognized on such a premature disposition of shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain, depending on the optionee's holding period of the shares. The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to such a premature disposition.

  An optionee granted nonqualified stock options will not recognize any taxable income at the grant of the option, but will generally realize ordinary income for federal income tax purposes at the time of exercise of such options equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price. Any taxable income recognized in connection with an option exercised by an optionee who is an employee of the Company will be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as ordinary income as described above, will be treated as long-term or short-term capital gain or loss, depending upon the optionee's holding period of the shares. The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

  The foregoing is only a summary of certain effects of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Option Plans, does not purport to be complete and does not discuss the tax consequences of the optionee's death or the income tax law of any local, state or foreign jurisdiction in which any optionee may reside.

  The following table sets forth certain information with respect to stock options granted during 1998 to (i) the Named Executives (as defined under "Executive Compensation"), (ii) all current executive officers as a group,
(iii) all non-executive officer directors as a group and (iv) all non-executive officer employees as a group. The options shown below are not necessarily indicative of the number of options that may be granted in the future.

                             AMENDED PLAN BENEFITS

                        NONQUALIFIED STOCK OPTION PLAN

Name & Position                               Dollar Value(1) Number of Options
---------------                               --------------- -----------------
James J. Murren..............................   $6,115,625          475,000(2)
 Executive Vice
 President and Chief
 Financial Officer

Daniel M. Wade...............................      643,750           50,000(2)
 Executive Vice
 President

Scott Langsner...............................      186,688           14,500(2)
 Secretary/Treasurer

All Executive Officers.......................    6,946,063          539,500(2)
 as a group (6 persons)

All Non-Executive............................       44,000            8,000
 Officer Directors
 as a group (8 persons)

All Non-Executive............................   22,202,225        1,733,050
 Officer Employees
 as a group (173 persons)

--------
(1) Based on the difference between the exercise price and the closing price of the Common Stock of $39.50 on the New York Stock Exchange Composite Tape on March 11, 1999.

(2) Mr. Murren's options were granted in January 1998 and repriced in June 1998. Mr. Wade's and Mr. Langsner's options granted in 1996 and 1997 were repriced in June 1998. See "Ten-Year Options/SAR Repricings."

                             SELECTION OF AUDITORS

                                Proposal No. 3

  The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed, subject to ratification by the stockholders, the firm of Arthur Andersen LLP, independent certified public accountants, to audit the consolidated financial statements of the Company and its subsidiaries for the year ending December 31, 1999. This firm acted as auditors for the Company during the year ended December 31, 1998.

  Representatives of Arthur Andersen LLP will be present at the stockholders' meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

    The Board of Directors recommends a vote FOR adoption of this proposal.

                                OTHER BUSINESS

  Management knows of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies or their substitutes will vote or act with respect to such other matters in accordance with their best judgment.

                    NOTICE CONCERNING STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be present at the 2000 Annual Meeting of Stockholders must be received by the Company on or before December 1, 1999 in order to be included in the form of proxy and proxy statement to be issued by the Board of Directors at that meeting.

                               OTHER INFORMATION

  The Company will bear all costs in connection with the management solicitation of proxies. The Company intends to reimburse brokerage houses, custodians, nominees and others for their out-of-pocket expenses and reasonable clerical expenses related thereto. Officers and regular employees of the Company and its subsidiaries may request the return of proxies by telephone, telegraph or in person, for which no additional compensation will be paid to them.

  The Company's Annual Report to Stockholders for the year ended December 31, 1998 accompanies this Proxy Statement.

                      By Order of the Board of Directors,



/s/ Alex Yemenidjian                           /s/ J. Terrence Lanni
    Alex Yemenidjian                               J. Terrence Lanni
    President and Chief Operating                  Chairman and Chief Executive
     Officer                                        Officer

--------------------------------------------------------------------------------

                                MGM GRAND, INC.

                   Proxy for Annual Meeting of Stockholders

                                  May 4, 1999

                Solicited on Behalf of the Board of Directors

  The undersigned hereby appoints TERRY CHRISTENSEN, WILLIE D. DAVIS and GLENN A CRAMER, and each of them, Proxies, with full power of substitution, to represent and vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of MGM Grand, Inc. (the "Company") to be held at the MGM Grand Hotel, 3799 Las Vegas Boulevard South, Las Vegas, Nevada on May 4, 1999, at 10:00 a.m., and at any adjournments thereof, upon any and all matters which may properly be brought before said meeting or any adjournments thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

        The Board of Directors recommends a vote FOR Items 1, 2 and 3.

                (Continued and to be SIGNED on the other side)

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE


                                MGM GRAND, INC.


                        Annual Meeting of Stockholders

                             Tuesday  May 4, 1999
                                  10:00 a.m.
                          MGM Grand Hotel and Casino
                                 Grand Theatre
                          3799 Las Vegas Blvd. South
                               Las Vegas, Nevada

                               ADMISSION TICKET


     This ticket must be presented at the door for entrance to the meeting.

--------------------------------------------------------------------------------

This Proxy will be voted as specified herein; if no specification is made, this                                Please mark    [X]
Proxy will be voted for items 1, 2 and 3.                                                                      your votes as
                                                                                                               indicated in
                                                                                                               this example

1. Election of Directors                    Names of Nominees: James D. Aljian, Fred Benninger, Glen A. Cramer, Terry Christensen,
                                            Willie D. Davis, Alexander M. Haig, Jr., Kirk Kerkorian, J. Terrence Lanni, James J.
   FOR all nominees       WITHHOLD          Murren, Gary E. Primm, Walter M. Sharp, Alex Yemenidjian, Jerome B. York.
     named (except        AUTHORITY
   as marked to the    for all nominees     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that
      contrary)             named           nominee's name on the following line.)
         [_]                 [_]            _______________________________________________________________________________________

2. Amendment to the Company's 1997          3. Ratification of the appointment of
   Non-Qualified and Incentive Stock           independent auditors.
   Option Plans.

     FOR   AGAINST   ABSTAIN                      FOR   AGAINST   ABSTAIN                 I plan to attend meeting [_]
     [_]     [_]       [_]                        [_]     [_]       [_]

                                                                                    Dated:_______________________________, 1999

                                                                                    ________________________________________________
                                                                                    Signature

                                                                                    ________________________________________________
                                                                                    Signature if held jointly

                                                                                    Please sign your name exactly as it appears
                                                                                    hereon. In the case of joint owners, each should
                                                                                    sign. If signing as executor, trustee, guardian
                                                                                    or in any other representative capacity or as an
                                                                                    officer of a corporation, please indicate your
                                                                                    full title as such.

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                             FOLD AND DETACH HERE

                           -------------------------
                               Admission Ticket
                           -------------------------

                                Annual Meeting
                                      of
                                MGM GRAND, INC.
                              Tuesday May 4, 1999
                                  10:00 a.m.
                          MGM GRAND HOTEL AND CASINO
                                 GRAND THEATRE
                          3799 LAS VEGAS BLVD. SOUTH
                               LAS VEGAS, NEVADA


================================================================================

                                    Agenda
                                    ------

1. To elect a Board of Directors.
2. To consider and act upon a proposal to amend the Company's 1997 Non-Qualified and incentive stock option plans.
3. To consider and act upon the ratification of the selection of independent auditors.
4. To transact such other business as may properly come before the meeting or any adjournments thereof.

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